EXHIBIT 99.1

Rand Capital Announces First Quarter Results and Election of Directors and Officers and Shareholder Approval to Sell Stock

 * Net Asset Value is $3.53 for the quarter ending March 31, 2009, a decrease of One Cent

 * $1.9 million is available for future investment

 * Shareholders Approve Stock Sale

BUFFALO, N.Y., April 30, 2009 (GLOBE NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the first quarter ended March 31, 2009 highlighting a net asset value of $3.53 per share, a decrease of $0.01 from December 31, 2008. At the end of the first quarter, Rand's total investment portfolio was valued at $28 million, which exceeds its cost basis of $14.5 million, reflecting $13.7 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital stated "It continues to be a very difficult time for many of our companies to achieve the revenue goals they set. We have worked very closely with these companies to achieve cost savings necessary to offset the revenue shortfall. Although it may be an anomaly, several of our economically sensitive companies have been indicating that their businesses have bottomed."

Portfolio Activities

During the quarter, Rand made a follow-on investment in Golden Goal LLC (Fort Ann, NY) (www.goaldengoalpark.com) totaling $32,237. Golden Goal is a youth soccer and lacrosse tournament park. Rand also made a follow-on investment in Associates Interactive, LLC (Buffalo, NY) (www.associatesinteractive.com) with a loan of $43,518. Associates Interactive is a provider of training content and certifications used to train retail sales associates.

Election of Directors

At Rand's Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Rand's shareholders also authorized the sale of Rand common stock under certain conditions during a one year period at prices below the then current net asset value per share. Mr. Grum stated "Management is evaluating the Corporation's financial needs. We consider it to be a very attractive time to be in the marketplace with funding in place for opportunistic investment purposes and which would be primary use of such capital that may be raised."

Safe Harbor Statement

Information contained in this release, other than historical information, should be considered forward-looking, and may be subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Corporation's current beliefs and are subject to a number of risk-factors, including: general economic conditions which affect Rand and our portfolio companies' operations; valuation and illiquid nature of the portfolio investments; high degree of risk from investing in private companies; the regulated environment in which we operate; the amount of debt resulting from borrowing funds from the SBA; dependency upon key management for investment decisions; and the competitive market for investment opportunities and fluctuations in quarterly results. Please see the Corporation's Form 10-Q, Item 1A, previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Corporation's business. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, Inc. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

ABOUT RAND CAPITAL

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com